Exhibit 10.7

Execution Version

BOARD DESIGNATION AGREEMENT

This BOARD DESIGNATION AGREEMENT (this “Agreement”), dated as of May 14, 2020, is entered into by and among Sunnova Energy International Inc., a Delaware corporation (the “Company”), and Kayne Multiple Strategy Fund, L.P., a Delaware limited partnership, Kayne Solutions Fund, L.P., a Delaware limited liability company, San Bernardino County Employees’ Retirement Association, a government public pension plan formed in the State of California, and TFGI Holdings LLC, a Delaware limited liability company, (together with their respective Controlled Affiliates, the “Investors”).

RECITALS

WHEREAS, simultaneously in connection herewith, the Investors are purchasing 9.75% Convertible Senior Unsecured Notes (the “Notes”) issued pursuant to that certain indenture, dated May 14, 2020, by and between the Company and Wilmington Trust, National Association, in connection with the closing of the transactions contemplated by that certain Note Purchase and Exchange Agreement, dated May 13, 2020, by and among the Company and the other parties thereto (the “NPA”); and

WHEREAS, in connection with, and effective upon, the closing of the transactions contemplated by the NPA, the Company and the Investors wish to set forth certain understandings between such parties with respect to certain board designation rights.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” of any Person means any other Person, directly or indirectly, Controlling, Controlled by or under common Control with such particular Person.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Board” means the Board of Directors of the Company.

“Board Observer” has the meaning set forth in Section 2.1(a) of this Agreement.

“Business Days” means any day except Saturday, Sunday and any day on which banking institutions in New York, New York generally are closed as a result of federal, state or local holiday.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company” has the meaning set forth in the preamble to this Agreement.

“Control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities or other ownership interests, by contract or otherwise. The terms “Controlled” and “Controlling” shall have correlative meanings.

“Conversion Threshold Amount” has the meaning set forth in Section 2.2(a) of this Agreement.

“Investor” has the meaning set forth in the preamble to this Agreement.

“Investor Director” has the meaning set forth in Section 2.2(a) of this Agreement.

“Investor Representative” means Kayne Solutions Fund, L.P.

“Minimum Pre-Conversion Hold Amount” has the meaning set forth in Section 2.1(a) of this Agreement.

“Necessary Action” shall mean, with respect to a specified result, all actions (to the extent such actions are permitted by applicable law, rule or regulation and, in the case of any action by the Company that requires a vote or other action on the part of the Board, to the extent such action is consistent with the fiduciary duties that the Company’s directors may have in such capacity) necessary to cause such result, including, to the extent applicable, (i) including the Investor Director in the Board’s slate of nominees to the stockholders for each election of directors, (ii) including the Investor Director in the proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Board with respect to the election of members of the Board, (iii) not nominating any candidate for the slate of nominees for each election of directors in opposition to the election of an Investor Director, (iv) seeking the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company if necessary, (v) executing necessary agreements and instruments and (vi) making or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Nominating and Governance Committee” has the meaning set forth in Section 2.2(a) of this Agreement.

“Notes” has the meaning set forth in the Recitals.

“NPA” has the meaning set forth in the Recitals.

“Observation Period” has the meaning set forth Section 2.1(a) of this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

“Proceeding” has the meaning set forth in Section 3.7 of this Agreement.

“Qualification Requirement” has the meaning set forth in Section 2.2(a) of this Agreement.

“Resignation Notice” has the meaning set forth in Section 2.2(d) of this Agreement.

“Selected Courts” has the meaning set forth in Section 3.7 of this Agreement.

Section 1.2 Rules of Construction. Unless the context otherwise requires:

(a) References in the singular or to “him,” “her,” “it,” “itself” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(b) References to Articles and Sections shall refer to articles and sections of this Agreement, unless otherwise specified;

(c) The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;

(d) This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted; and

(e) References to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified.

ARTICLE II

GOVERNANCE MATTERS

Section 2.1 Board Observation Rights.

(a) For the periods (each, an “Observation Period”) (i) beginning on the date hereof and continuing for so long as the Investors collectively hold a principal amount of Notes equal to at least 66 2/3% of the aggregate principal amount of Notes purchased by the Investors pursuant to the NPA, less any portion of such Notes which are optionally redeemed by the Company pursuant to Section 16.01(b) of the Indenture (the “Minimum Pre-Conversion Hold Amount”) or (ii) for which the Investors have a right to nominate an Investor Director (as defined below) pursuant to Section 2.2(a) hereof and elect to not nominate an Investor Director, the Investor Representative, acting on behalf of the Investors, shall have the right to appoint, by written notice to the Company, one individual representative to attend (but not record) all meetings of the Board and any committee of the Board in a non-voting observer capacity and, except as set forth herein, receive all deliverables provided to the Board or committee of the Board relating thereto (such representative, the “Board Observer”).

(b) The Company shall give the Board Observer copies of all notices, consents, minutes and other materials, financial or otherwise, which the Company provides to the Board or committee of the Board in connection with meetings of the Board or committee to be held during such time frame; provided, that, (i) if the Board Observer does not, upon the request of the Company, before attending any meetings of the Board or a committee of the Board or receiving any such materials, execute and deliver to the Company a confidentiality agreement reasonably acceptable to the Company, the Board Observer may be excluded from access to any material or meeting or portion thereof if the Board or such committee determines in good faith that such exclusion is reasonably necessary to protect confidential proprietary information of the Company or confidential proprietary information of third parties that the Company is required to hold in confidence, to comply with law, rule or regulation or for other similar reasons; (ii) the Board Observer may be excluded from access to any material or meeting or portion thereof if the Board or committee of the Board determines in good faith that (A) such exclusion is reasonably necessary to preserve the attorney-client privilege between the Company or its subsidiaries and counsel, or any privilege under any common interest or joint defense doctrine, (B) such materials or discussion relates to items in which the Investors, Investor Representative or their Affiliates have a conflict of interest or otherwise relate to any potential transactions (including but not limited to transactions relating to the convertible notes or common stock issuable upon conversion) between or among the Company or its Affiliates and such Persons, or (C) such exclusion is necessary to avoid disclosure that is restricted by any agreement to which the Company or its Affiliates is a party or otherwise bound and (iii) nothing herein shall prevent the Board or any committee of the Board from taking any action by written consent; provided, however, that the Company shall provide notice to the Board Observer of (a) any meeting of the Board or any committee thereof from which the Board Observer was excluded and (b) any action taken by written consent of the Board or any committee of the Board within 24 hours after such meet has been held or such action has been taken. For the avoidance of doubt, the Board Observer shall not constitute a member of the Board, shall not be taken into account or required for purposes of establishing a quorum, and shall not be entitled to vote on, or consent to, any matters presented to the Board.

(c) The Investor Representative, acting on behalf of the Investors, may remove or change the individual serving as the Board Observer for any reason, with or without cause. If for any reason, the individual serving as the Board Observer is removed or otherwise ceases to serve as the Board Observer, the Investor Representative, acting on behalf of the Investors, may, by written notice to the Company and in accordance with Section 2.1(a), appoint a replacement Board Observer during any Observation Period. For the avoidance of doubt, the number of Board Observers under this Agreement at any given time shall never exceed one.

Section 2.2 Section 2.2 Board Nomination Rights

. (a) On and after the date the Investors have converted Notes into a number of shares of Common Stock equal to or greater than 50.1% of the number of shares of Common Stock issued or issuable in respect of the Minimum Pre-Conversion Hold Amount on an as converted basis (the “Conversion Threshold Amount”) and for so long as the Investors collectively hold both (A) a number of shares of Common Stock equal to at least the Conversion Threshold Amount and

(B) a number of shares of Common Stock issued on conversion of the Notes, and issuable upon conversion of the Notes then held by the Investors, on an as converted basis, equal to the number of shares of Common Stock issued or issuable in respect of the Minimum Pre-Conversion Hold Amount, on an as converted basis, the Company (i) shall take all Necessary Action to increase the size of the Board by one Person and (ii) subject to the following proviso, shall use its best efforts to cause one member of the Board to consist of the nominee designated in writing by the Investor Representative, acting on behalf of the Investors, hereunder (the “Investor Director”) and to cause such Investor Director to be appointed to two existing committees of the Board designated by the Investor Representative, subject to the Qualification Requirements (as defined below); provided, that the Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”) may choose not to nominate or appoint an Investor Director, as the case may be, if the election or appointment of such candidate to the Board or committee of the Board would result in the Company failing to comply with any rule or regulation of the U.S. Securities and Exchange Commission (the “Commission”) or any national securities exchange on which the Company’s Common Stock is listed or admitted to trading or any other applicable law, rule or regulation, and if the Nominating and Governance Committee so chooses not to nominate or appoint an Investor Director, then (i) in the case of an election of a candidate to the Board, the Investor Representative may designate in writing a replacement director nominee until an Investor Director that is a suitable candidate, as determined by the Nominating and Governance Committee, is nominated; and (ii) in the case of an appointment of an Investor Director to a Board Committee, the Board shall appoint the Investor Director as a non-voting observer of such committee. The Nominating and Governance Committee shall take all Necessary Action to ensure that the Investor Representative is able to designate a member to the Board and to two existing committees of the Board designated by the Investor Representative pursuant to this Section 2.2(a), subject to the Qualification Requirements. A nominee shall not be eligible to serve as an Investor Director if such nominee (i) is prohibited from serving as a director pursuant to any applicable law (including, without limitation, the Securities and Exchange Act of 1934, as amended, and the Clayton Antitrust Act of 1914, as amended) or rule or regulation of the Commission or any national securities exchange on which the Company’s Common Stock is listed or admitted to trading or (ii) does not irrevocably agree in writing, in a form reasonably acceptable to both the Investor Representative and the Company, subject to applicable law, to immediately resign from the Board in the event that the conditions specified in Section 2.1(c) shall have occurred (the “Qualification Requirement”). For the avoidance of doubt, the number of Investor Directors serving on the Board at any given time shall never exceed one.

(b) Subject to the other provisions of this Section 2.2, the Investor Director designated by the Investor Representative and elected as a member of the Board shall serve as the Investor Director until the expiration of his or her term of office, and in such case the Investor Representative, acting on behalf of the Investors, may designate a successor Investor Director in accordance with Section 2.2(a) hereof upon prompt written notice to the Company at least 90 days prior to the first anniversary of the preceding year’s annual meeting of the stockholders of the Company; provided, that the Investor Representative must provide the Company with a reasonable opportunity for the Board and the Nominating and Governance Committee thereof to determine compliance with the provisions of Section 2.2(a) hereof.

(c) In the event that the Investor Director fails to satisfy the Qualification Requirement, the Investors agree promptly upon (and in any event within five Business Days following) receipt of a written request from the Company (a “Resignation Notice”), to cause the Investor Director who at any given time is disqualified from serving on the Board pursuant to this Section 2.2(c), to resign from the Board (and any applicable committee thereof) effective immediately or to cause such Investor Director to be removed from the Board in accordance with Section 2.2(d).

(d) In the event of the resignation, death or removal (for cause or otherwise) of any Investor Director from the Board, the Investor Representative, acting on behalf of the Investors, shall have the right for the ensuing 90 days, or such longer period as agreed to by the Board, subject to the other provisions of this Section 2.2, to designate in writing a successor Investor Director to the Board to fill the resulting vacancy on the Board (and any applicable committee thereof), subject to the Qualification Requirement. In the event that the Investor Representative fails to designate in writing a director to fill the resulting vacancy on the Board in accordance with the time periods set forth in the preceding sentence, the Board, upon recommendation from the Nominating and Governance Committee, shall have the right to retain the resulting vacancy on the Board or appoint or nominate for election an individual recommended by the Nominating and Governance Committee to fill such vacancy, in each case until the Investor Representative designates in writing a successor Investor Director to the Board to fill the resulting vacancy on the Board (and any applicable committee thereof) that satisfies the Qualification Requirement. In the event that such vacancy has been filled by the Board and the Investor Representative subsequently designates in writing a successor Investor Director that satisfies the Qualification Requirement, the Company shall take all Necessary Action to cause the individual designated by the Board to fill the resulting vacancy to resign from the Board and appoint or nominate for election a successor Investor Director to fill the vacancy resulting from such resignation in accordance with the first sentence of this Section 2.2(d) and the Investor’s rights under Section 2.2(a).

Section 2.3 Governance Obligations. The Investors shall cause each Investor Director to provide to the Company, prior to nomination and appointment and on an on-going basis while serving as a member of the Board, such information and materials, including completed D&O questionnaires, as the Company routinely receives from other members of the Board or as is required to be disclosed in proxy statements under applicable law, rule or regulation or as is otherwise reasonably requested by the Company from time to time from all members of the Board in connection with the governance, legal, regulatory, auditor or national securities exchange requirements of the Company.

Section 2.4 Reimbursement of Expenses. The Company shall reimburse each Investor Director or Board Observer for all reasonable and documented out-of-pocket expenses incurred in connection with such Investor Director’s or Board Observer’s participation in the meetings of the Board or any committee of the Board, including all reasonable and documented travel, lodging and meal expenses, consistent with the Company’s expense reimbursement policies that apply to other non-executive directors serving on the Board.

Section 2.5 D&O Insurance. The Investor Director shall be covered by the Company’s directors and officers indemnity insurance coverage on customary terms consistent with the coverage for other non-executive directors and shall be entitled to any cash or equity compensation and/or indemnification (including by entry into any indemnification agreement) available to and accepted by the other non-executive directors of the Board.1

[1]	NTD: Again, while compensation is available, it has been waived by all non-executive directors.

ARTICLE III

TERMINATION

Section 3.1 Termination. This Agreement shall terminate upon the earliest of (a) the date on which (i) the Investors collectively cease to hold the Minimum Pre-Conversion Hold Amount and (ii) the Investors cease to have a right to nominate an Investor Director pursuant to 2.2(a) and (b) written agreement of the parties hereto to terminate this Agreement; provided, however, that the termination of this Agreement shall not relieve any party hereto with respect to any liability for breach of this Agreement prior to such termination.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Notices. All notices, requests, consents and other communications hereunder to any party shall be in writing and shall be personally delivered, sent by nationally recognized overnight courier or mailed by registered or certified mail to such party at the address set forth below (or such other address as shall be specified by like notice). Notices will be deemed to have been given hereunder when personally delivered, one calendar day after deposit with a nationally recognized overnight courier and five calendar days after deposit in U.S. mail.

(a) If to the Investor:

Kayne Anderson Capital Advisors, L.P.

1800 Avenue of the Stars, 3rd Floor

Los Angeles, CA 90067

Attn: Jon Levinson

Email: jlevinson@kaynecapital.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention: Julian J. Seiguer, P.C.

Bryan D. Flannery

Facsimile: (713) 836-3601

Email: julian.seiguer@kirkland.com

bryan.flannery@kirkland.com

(b) If to the Company:

Sunnova Energy International Inc.

20 East Greenway Plaza, Suite 475

Houston, Texas 77046

Attention: Chief Financial Officer

Facsimile: (281) 985-9904

Email: Robert.lane@sunnova.com

with a copy to (which shall not constitute notice):

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002-4995

Attention: Travis J. Wofford

Justin Fitzgerald Hoffman

Facsimile: (713) 229-1315

Email: travis.wofford@bakerbotts.com

justin.hoffman@bakerbotts.com

Section 4.2 Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 4.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be considered one and the same agreement.

Section 4.4 Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

Section 4.5 Further Assurances. Each party shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other parties hereto to give effect to and carry out the transactions contemplated herein.

Section 4.6 Governing Law; Equitable Remedies. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

Section 4.7 Consent To Jurisdiction. With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement, each of the parties hereto hereby irrevocably (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the United States District Court for the District of Delaware and the appellate courts therefrom (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company or the Investors at their addresses referred to in Section 3.1 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and (c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND TO HAVE ALL MATTERS RELATING TO THIS AGREEMENT BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 4.8 Amendments; Waivers.

(a) No provision of this Agreement may be amended or waived unless such amendment or waiver is (i) in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by each of the parties against whom the waiver is to be effective and (ii) approved by a majority of the members of the Board that are not elected, appointed or designated by the Investors.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 4.9 Liability of Investor Representative. The Investor Representative, solely in its capacity as the Investor Representative, shall have no liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with, or related in any manner to, this Agreement. The Company shall be entitled to rely conclusively and without any inquiry on any and all instructions of, decisions or actions taken or omitted to be taken by the Investor Representative under this Agreement without any liability to the Investors or obligation to inquire as to such instructions, decisions, actions or omissions including the authority or validity thereof, all of which instructions, decisions, actions or omissions shall be legally binding on the Investors.

Section 4.10 Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that the Investors may assign any of its rights hereunder to any of its Affiliates. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

SUNNOVA ENERGY INTERNATIONAL INC.

/s/ Walter A. Baker
Name:	Walter A. Baker
Title:	Executive Vice President, General Counsel and Secretary

KAYNE MULTIPLE STRATEGY FUND, L.P.

By: Kayne Anderson Capital Advisors, L.P., its general partner

By: Kayne Anderson Investment Management, Inc., its general partner

By:	/s/ Paul Blank
Name:	Paul Blank
Title:	Chief Operating Officer

KAYNE SOLUTIONS MARKETABLE SECURITIES, LLC

By: Kayne Solutions Fund GP, L.P., its manager

By:	/s/ Jon Levinson
Name:	Jon Levinson
Title:	Managing Partner

SAN BERNARDINO COUNTY EMPLOYEES’ RETIREMENT ASSOCIATION

By: Kayne Anderson Capital Advisors, L.P., its investment manager

By:	/s/ Paul Blank
Name:	Paul Blank
Title:	Chief Operating Officer

By:	/s/ Michael O’Neil
Name:	Michael O’Neil
Title:	Chief Compliance Officer

TFGI HOLDINGS LLC

By: Kayne Solutions Manager, L.P., its investment manager

By:	/s/ Jon Levinson
Name:	Jon Levinson
Title:	Managing Partner